Exhibit 4(ii)
1
                   [EXECUTION COPY]






                    $1,000,000,000


                   CREDIT AGREEMENT


            dated as of November 30, 1998


                        among


           Sears Roebuck Acceptance Corp.,


               The Banks Listed Herein,


              The Chase Manhattan Bank,
               as Administrative Agent,


                   Citibank, N.A.,
                 as Syndication Agent


                         and


Bank of America NT&SA and The First National Bank of Chicago,
              as Co-Documentation Agents

                  TABLE OF CONTENTS


                                                   Page

                 ARTICLE 1Definitions


Section 1.01.  Definitions                            1
Section 1.02.  Accounting Terms and Determinations   14

                 ARTICLE 2The Credits


Section 2.01.  Commitments to Lend                   15
Section 2.02.  Notice of Committed Borrowing         15
Section 2.03.  Money Market Borrowings               16
Section 2.04.  Notice to Banks; Funding of Loans     20
Section 2.05.  Notes                                 21
Section 2.06.  Mandatory Termination of
     Commitments and Repayment of Loans              21
Section 2.07.  Interest Rates                        22
Section 2.08.  Facility Fee                          25
Section 2.09.  Optional Termination or Reduction
     of Commitments                                  25
Section 2.10.  Method of Electing Interest Rates     26
Section 2.11.  Optional Prepayments                  27
Section 2.12.  General Provisions as to Payments     28
Section 2.13.  Funding Losses                        29
Section 2.14.  Computation of Interest and Fees      29
Section 2.15.  Taxes                                 29
Section 2.16.  Regulation D Compensation             32
Section 2.17.  Optional Increase in Commitments      33

                  ARTICLE 3Conditions


Section 3.01.  Effectiveness of Agreement            34
Section 3.02.  Borrowings                            35

        ARTICLE 4Representations and Warranties


Section 4.01.  Corporate Existence and Power         36
Section 4.02.  Corporate and Governmental
     Authorization; No Contravention                 37
Section 4.03.  Binding Effect                        37
Section 4.04.  Financial Information                 37
Section 4.05.  Litigation                            38
Section 4.06.  Compliance with ERISA                 38
Section 4.07.  Environmental Matters                 39
Section 4.08.  Taxes                                 39
Section 4.09.  Subsidiaries                          39
Section 4.10.  Full Disclosure                       39

                  ARTICLE 5Covenants


Section 5.01.  Information                           39
Section 5.02.  Maintenance of Property; Insurance    42
Section 5.03.  Conduct of Business and Maintenance
     of Existence                                    42
Section 5.04.  Compliance with Laws                  42
Section 5.05.  Letter Agreement                      43
Section 5.06.  Negative Pledge                       43
Section 5.07.  Consolidations, Mergers and Sales
     of Assets                                       44
Section 5.08.  Use of Proceeds                       45
Section 5.09.  Subsidiary Debt                       45
Section 5.10.  Fixed Charge Coverage                 45
Section 5.11.  Debt                                  45

                   ARTICLE 6Defaults


Section 6.01.  Events of Default                     46
Section 6.02.  Notice of Default                     48

           ARTICLE 7The Administrative Agent


Section 7.01.  Appointment and Authorization         48
Section 7.02.  Administrative Agent and Affiliates   48
Section 7.03.  Action by Administrative Agent        49
Section 7.04.  Consultation with Experts             49
Section 7.05.  Liability of Administrative Agent     49
Section 7.06.  Indemnification                       49
Section 7.07.  Credit Decision                       50
Section 7.08.  Successor Administrative Agent        50
Section 7.09.  Administrative Agent's Fee            50
Section 7.10.  Syndication Agent and Co-
     Documentation Agents                            50

           ARTICLE 8Change in Circumstances


Section 8.01.  Basis for Determining Interest Rate
     Inadequate or Unfair                            51
Section 8.02.  Illegality                            51
Section 8.03.  Increased Cost and Reduced Return     52
Section 8.04.  Base Rate Loans Substituted for
     Affected Fixed Rate Loans                       54
Section 8.05.  Substitution of Bank                  55

                ARTICLE 9Miscellaneous


Section 9.01.  Notices                               55
Section 9.02.  No Waivers                            55
Section 9.03.  Expenses; Documentary Taxes;
     Indemnification                                 56
Section 9.04.  Sharing of Set-offs                   56
Section 9.05.  Amendments and Waivers                57
Section 9.06.  Successors and Assigns                57
Section 9.07.  Collateral                            59
Section 9.08.  Governing Law; Submission to
     Jurisdiction                                    59
Section 9.09.  Counterparts; Integration             60
Section 9.10.  Restrictions on Transfers             60
Section 9.11.  Confidentiality                       60
Section 9.12.  WAIVER OF JURY TRIAL                  61



COMMITMENT SCHEDULE

Exhibit A - Note

Exhibit B - Notice of Committed Borrowing

Exhibit C - Notice of Interest Rate Election

Exhibit D - Money Market Quote Request

Exhibit E - Invitation for Money Market Quotes

Exhibit F - Money Market Quote

Exhibit G - Opinion of Counsel for the Borrower

Exhibit H - Opinion of Special Counsel for the
Administrative Agent

Exhibit I - Assignment and Assumption Agreement

Exhibit J - Terms of Subordination



                   CREDIT AGREEMENT

     CREDIT AGREEMENT dated as of November 30, 1998 among SEARS ROEBUCK ACCEPTANCE CORP., the BANKS listed on the signature pages hereof, CITIBANK N.A., as Syndication Agent, BANK OF AMERICA NT&SA and THE FIRST
NATIONAL BANK OF CHICAGO, as Co-Documentation Agents and THE CHASE MANHATTAN BANK, as Administrative Agent.



                       ARTICLE 1

                      Definitions

     Section 1.1.  Definitions.  The following terms,
as used herein, have the following meanings:

     "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute
Rates pursuant to Section 2.03.

     "Account" means an open-end charge plan for specified Persons, maintained by Sears or an Affiliate of Sears.

     "Adjusted CD Rate" has the meaning set forth in
Section 2.07(b).

     "Administrative Agent" means The Chase Manhattan
Bank in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

     "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

     "Affiliate" of a given Person means any other
Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

     "Agreement" means this Credit Agreement as same may be amended from time to time.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and
(iii) in the case of its Money Market Loans, its Money
Market Lending Office.

     "Assessment Rate" has the meaning set forth in
Section 2.07(b).

     "Assignee" has the meaning set forth in
Section 9.06(c).

     "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means (i) a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article
VIII or (ii) an overdue amount which was a Base Rate
Loan immediately before it became overdue.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section
3(3) of ERISA which is not a Plan or a Multiemployer
Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means Sears Roebuck Acceptance Corp., a
Delaware corporation, and its successors.

     "Borrower's 1997 Form 10-K" means the Borrower's annual report on Form 10-K for 1997, as filed with the Commission pursuant to the Exchange Act (excluding the exhibits thereto).

     "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans and a "Fixed Rate Borrowing" is a
Borrowing comprised of Fixed Rate Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed
Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

     "CD Base Rate" has the meaning set forth in
Section 2.07(b).

     "CD Loan" means (i) a Committed Loan which bears interest at a rate determined with reference to the CD
Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a CD Loan immediately before it became overdue.

     "CD Margin" has the meaning set forth in Section
2.07(b).

     "CD Reference Banks" means The Chase Manhattan
Bank, Citibank N.A., Bank of America NT&SA and The
First National Bank of Chicago.

     "Co-Documentation Agents" means each of Bank of America NT&SA and The First National Bank of Chicago, each in its capacity as a co-documentation agent hereunder.

     "Commission" means the Securities and Exchange
Commission.

     "Commitment" means, with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank's name on the Commitment Schedule, as such amount may be reduced from time to time pursuant to Section 2.09 or increased from time to time pursuant to Section 2.17.

     "Commitment Schedule" means the Commitment
Schedule attached hereto.

     "Committed Loan" means a loan made by a Bank pursuant to Section 2.01.

     "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated
Subsidiaries for such period.

     "Consolidated Stockholder's Equity" means as of any date the total stockholder's equity of the Borrower and its Consolidated Subsidiaries, plus the amount of any SRAC Subordinated Debt, as of such date.

     "Consolidated Subsidiary" means at any date any Subsidiary or other Person the accounts of which are consolidated with those of the Borrower in its consolidated financial statements as of such date.

     "Consolidated Tangible Net Worth" means at any date the Consolidated Stockholder's Equity less the consolidated Intangible Assets of the Borrower and its Consolidated Subsidiaries, all determined as of such date. For purposes of this definition "Intangible
Assets" means the amount (to the extent reflected as an asset on the consolidated statement of financial position of the Borrower and its Consolidated
Subsidiaries) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to July 4, 1998 in the book value of any asset owned by the Borrower or a Consolidated
Subsidiary and (ii) all unamortized debt discount and expense to the extent reflected as an asset on a consolidated statement of financial position of Borrower and its Consolidated Subsidiaries, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

     "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money properly recordable as a liability on the financial statements of such Person, (ii) all obligations of such Person, properly recordable as a liability on the financial statements of such Person, evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property except trade accounts payable arising in the ordinary course of business, (iv) the net present value of future minimum lease payments under capital leases, (v) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person,
(vi) all Debt (as defined in clauses (i) through (v) above) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt (as defined in clauses (i) through (vi) above) of others Guaranteed by such Person; provided that SRAC Subordinated Debt shall not be deemed to be Debt for the purpose of determining the Debt of the Borrower.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Designated Default" means (x) any Event of
Default, (y) any event or condition which, with the giving of notice or lapse of time or both, would become an Event of Default (other than any event or condition referred to in clause (e) or (f) of Section 6.01) or
(z) any event or condition that entitles the holder of any Material SRAC Debt or Material Company Material
Debt, or any Person acting on any such holder's behalf, to accelerate the maturity thereof (but in the case of any event or condition referred to in clause (e) of
Section 6.01, only after the expiration of the three
Domestic Business Day period referred to in such clause
(e)).

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized by law to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending
Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may so designate separate Domestic
Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending
Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Domestic Loans" means CD Loans or Base Rate Loans or both.

     "Domestic Reserve Percentage" has the meaning set forth in Section 2.07(b).

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the protection of the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the generation, processing, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes, or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal
Revenue Code.

     "Euro-Dollar Business Day" means any Domestic
Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire
(or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

     "Euro-Dollar Loan" means (i) a Committed Loan which bears interest at a rate determined with reference to the London Interbank Offered Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

     "Euro-Dollar Margin" has the meaning set forth in
Section 2.07(c).

     "Euro-Dollar Reference Banks" means the principal
London offices of The Chase Manhattan Bank, Citibank
N.A., Bank of America NT&SA and The First National Bank of Chicago.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve
System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United
States office of any Bank to United States residents).

     "Event of Default" has the meaning set forth in
Section 6.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest
1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic
Business Day next succeeding such day, provided that
(i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic
Business Day as so published on the next succeeding
Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business
Day, the Federal Funds Rate for such day shall be the average rate quoted to The Chase Manhattan Bank on such day on such transactions as determined by the Administrative Agent.

     "Fixed Charge Coverage Ratio" means, for any period, the Borrower's ratio of earnings to fixed charges, determined for such period in accordance with
Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date hereof.

     "Fixed Rate Loans" means CD Loans or Euro-Dollar
Loans or Money Market Loans (excluding Money Market
LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or any combination of the foregoing.

     "Group of Loans" means at any time a group of Committed Loans consisting of (i) all Loans which are Base Rate Loans at such time, (ii) all Loans which are CD Loans having the same Interest Period at such time or (iii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if Loans of any particular Bank are converted to or made as Base Rate Loans pursuant to Section 8.02 or 8.04, such Loans shall be included in the same Group or Groups of Loans from time to time as they would have been in if they had not been so converted or made.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt (as defined in clauses
(i) through (vi) of the definition of Debt) of any other Person or in any manner providing for the payment of any such Debt of any other Person or otherwise protecting the holder of such Debt against loss
(whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

     "Interest Period" means: (1) with respect to each Euro-Dollar Loan, a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable
Notice of Interest Rate Election and ending one, two, three or six months thereafter (or such other number of months thereafter as the Borrower, the Administrative
Agent and all the Banks may agree), as the Borrower may elect in the applicable Notice; provided that:

            (a) any Interest Period which would
       otherwise end on a day which is not a
       Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest
       Period shall end on the next preceding
       Euro-Dollar Business Day;

            (b) any Interest Period which begins on
       the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

            (c) any Interest Period which begins
       before and would otherwise end after the Termination Date shall end on the Termination
       Date.

       (2) with respect to each CD Loan, a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter (or such other number of days thereafter as the Borrower, the Administrative Agent and all the Banks may agree), as the Borrower may elect in the applicable Notice;
provided that:

           (a)  any Interest Period which would
       otherwise end on a day which is not a
       Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

           (b)  any Interest Period which begins
       before and would otherwise end after the Termination Date shall end on the Termination
       Date.

       (3) with respect to each Money Market LIBOR
Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with
Section 2.03; provided that:

            (a) any Interest Period which would
       otherwise end on a day which is not a
       Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest
       Period shall end on the next preceding
       Euro-Dollar Business Day;

            (b) any Interest Period which begins on
       the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

            (c) any Interest Period which begins
       before and would otherwise end after the Termination Date shall end on the Termination
       Date.

       (4) with respect to each Money Market Absolute
Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 30 days) as the Borrower may elect in accordance with Section 2.03; provided that:

            (a) any Interest Period which would
       otherwise end on a day which is not a
       Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

            (b) any Interest Period which begins
       before and would otherwise end after the Termination Date shall end on the Termination
       Date.

     "Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended, or any successor statute.

     "Letter Agreement" means the letter agreement dated September 28, 1984 between the Borrower and Sears, as amended as of October 17, 1991, and as the same may further be amended from time to time in accordance with the terms thereof and of Section 5.05.

     "LIBOR Auction" means a solicitation of Money
Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to
Section 2.03.

     "Lien" means (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of any asset recorded as such on the financial statements of the Borrower or any Subsidiary or (ii) the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to any asset recorded as such on the financial statements of the Borrower or any Subsidiary.

     "Loan" means a Domestic Loan or a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

     "London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

     "Margin Stock" has the meaning set forth in Regulation U.

     "Material Company" means any of the Borrower, any Subsidiary, Sears, any Person of which Sears is a subsidiary or any Material Sears Subsidiary.

     "Material Company Material Debt" means any Debt or
Debts of any Material Company other than the Borrower or any Subsidiary, arising in one or more related or unrelated transactions, in an aggregate principal amount not less than $100,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.

     "Material Sears Subsidiary" means any Sears
Subsidiary having consolidated total assets in excess of $6,000,000,000 at the time of any determination of its status hereunder.

     "Material SRAC Debt" means any Debt or Debts or
SRAC Subordinated Debt of the Borrower and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount not less than $50,000,000 (other than the Loans).

     "Money Market Absolute Rate" has the meaning set forth in Section 2.03(d).

     "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

     "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money
Market LIBOR Loans, on the one hand, and its Money
Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending
Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to
Section 8.01(a)).

     "Money Market Loan" means a Money Market LIBOR
Loan or a Money Market Absolute Rate Loan.

     "Money Market Margin" has the meaning set forth in
Section 2.03(d).

     "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section
2.03.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section
4001(a)(3) of ERISA to which any member of the ERISA
Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA
Group during such five year period.

     "Non-U.S. Bank" shall mean any Bank other than a Bank that is organized under the laws of the United
States or any State thereof or the District of Columbia.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto (either immediately before giving effect to the Agreement or after giving effect thereto), evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" means a Notice of Committed
Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

     "Notice of Interest Rate Election" has the meaning set forth in Section 2.10.

     "Obligor" means, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account, including any guarantor thereof.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in
Section 9.06(b).

     "PBGC" means the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal
Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Prime Rate" means the rate of interest publicly announced by The Chase Manhattan Bank in New York City from time to time as its Prime Rate.

     "Receivable" means, at any date, any amounts owing at such date by the Obligors under an Account, including, without limitation, amounts owing for the payment of goods and services, cash advances, if applicable, finance charges and other charges, if any.

     "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

     "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

     "Revolving Credit Period" means the period from and including the Effective Date to and including the Termination Date.

     "Sears" means Sears, Roebuck and Co., a New York corporation, and its successors.

     "Sears Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by Sears or one or more other Sears
Subsidiaries, or by Sears and one or more other Sears
Subsidiaries, provided that any such securities or other ownership interests held in a fiduciary capacity for others, or as portfolio investments, by Sears (to the extent it engages in a financial or insurance business) or by any Sears Subsidiary engaged in the insurance business or a financial business shall be disregarded for purposes of this definition.

     "SRAC Preferred Stock" means at any time one or more series of preferred stock of the Borrower outstanding at such time; provided that (i) neither the voluntary or involuntary liquidation preference nor the redemption price of all such preferred stock outstanding at any time shall exceed $150,000,000 and
(ii) the terms of such preferred stock shall not grant voting rights to the holders thereof to elect members of the board of directors of the Borrower except the right to elect not more than the lesser of two members or 25% of the members of such board upon the failure of the Borrower to pay dividends or similar contingency.

     "SRAC Subordinated Debt" means any indebtedness for borrowed money of the Borrower to any of (w) Sears,
(x) a Wholly-Owned Subsidiary of Sears, (y) a corporation of which Sears is a Wholly-Owned Subsidiary or (z) a Wholly-Owned Subsidiary of a corporation described in clause (y) above, evidenced by notes or other evidences of indebtedness for borrowed money which is made subordinate and junior in right of payment to the Notes and such other indebtedness for borrowed money of the Borrower as may be specified
(whether expressly or by category) in the instruments evidencing such indebtedness (the Notes and all other obligations of the Borrower hereunder and such other indebtedness of the Borrower to which the SRAC
Subordinated Debt is subordinate and junior being herein called "Superior Debt") by provisions no less favorable to the holders of the Superior Debt than those set forth in Exhibit J.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

     "Syndication Agent" means Citibank N.A., in its capacity as syndication agent hereunder.

     "Termination Date" means November 29, 1999 or, if such date is not a Euro-Dollar Business Day, then the next preceding Euro-Dollar Business Day.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds
(ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Wholly-Owned Subsidiary" of a given Person means any Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the given Person or one or more other Wholly-Owned Subsidiaries or by the given Person and one or more other Wholly-Owned Subsidiaries.

     Section 1.2.  Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited financial statements delivered to the Banks by the Borrower pursuant to this Agreement; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change after the date hereof in such generally accepted accounting principles
(which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend any such provision for such purpose), then such provision shall be interpreted and the Borrower's compliance with such provision shall be determined, and all accounting determinations with respect thereto shall be made, on the basis of such generally accepted accounting principles in effect immediately before the relevant change in such generally accepted accounting principles became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Banks.



                       ARTICLE 2

                      The Credits

     Section 2.1.  Commitments to Lend.  Each Bank
severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in a minimum amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay
Loans (to the extent permitted by Section 2.11) and reborrow at any time during the Revolving Credit Period under this Section.

     Section 2.2.  Notice of Committed Borrowing.  The
Borrower shall give the Administrative Agent notice, substantially in the form attached hereto as Exhibit B
(a "Notice of Committed Borrowing"), not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business
Day before each CD Borrowing and (z) the third
Euro-Dollar Business Day before each Euro-Dollar
Borrowing, specifying:

            (i) the date of such Borrowing, which
       shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business
       Day in the case of a Euro-Dollar Borrowing,

           (ii) the aggregate amount of such
       Borrowing,

           (iii)     whether the Loans comprising such
       Borrowing are to bear interest initially at the Base Rate or at a rate based upon the CD Base
       Rate or the London Interbank Offered Rate, and

           (iv) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.3.  Money Market Borrowings.

     (a)    The Money Market Option. In addition to
Committed Borrowings pursuant to Section 2.01, the
Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

     (b)    Money Market Quote Request. When the
Borrower wishes to request offers to make Money Market
Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit D hereto so as to be received no later than 10:00 A.M. (New York City time) on (x) the fifth
Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute
Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote
Request for the first LIBOR Auction or Absolute Rate
Auction for which such change is to be effective) specifying:

            (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

           (ii) the aggregate amount of such
       Borrowing, which shall be $25,000,000 or a larger multiple of $5,000,000 (or an amount equal to the aggregate amount available in accordance with Section 3.02(b), if less than $25,000,000),

           (iii)     the duration of the Interest
       Period applicable thereto, subject to the provisions of the definition of Interest
       Period, and

           (iv) whether the Money Market Quotes
       requested are to set forth a Money Market
       Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market
Loans for more than one Interest Period in a single
Money Market Quote Request. No Money Market Quote
Request shall be given until the Borrower has notified the Administrative Agent of its acceptance or non-acceptance of the Money Market Quotes relating to any outstanding Money Market Quote Request.

       (c) Invitation for Money Market Quotes.
Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money
Market Quotes substantially in the form of Exhibit E hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

       (d) Submission and Contents of Money Market
Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market
Loans in response to any Invitation for Money Market
Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M.
(New York City time) on the fourth Euro-Dollar Business
Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first
LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market
Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate
Auction. Subject to Articles III and VI, any Money
Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

       (ii)Each Money Market Quote shall be in
substantially the form of Exhibit F hereto and shall in any case specify:

            (A) the proposed date of Borrowing,

            (B) the principal amount of the Money
       Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting
       Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

            (C) in the case of a LIBOR Auction, the
       margin above or below the applicable London
       Interbank Offered Rate (the "Money Market
       Margin") offered for each such Money Market
       Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

            (D) in the case of an Absolute Rate
       Auction, the rate of interest per annum
       (specified to the nearest 1/10,000th of 1%)
       (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

            (E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

       (iii)    Any Money Market Quote shall be
disregarded if it:

            (A) is not substantially in conformity
       with Exhibit F hereto or does not specify all of the information required by subsection
       (d)(ii);

            (B) contains qualifying, conditional or
       similar language;

            (C) proposes terms other than or in
       addition to those set forth in the applicable
       Invitation for Money Market Quotes; or

            (D) arrives after the time set forth in
       subsection (d)(i).

       (e) Notice to Borrower. The Administrative
Agent shall promptly notify the Borrower of the terms
(x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market
Quote submitted by such Bank with respect to the same
Money Market Quote Request. Any such subsequent Money
Market Quote shall be disregarded by the Administrative
Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered, and the identity of the respective Banks submitting such offers, and (C) if applicable, limitations on the aggregate principal amount of Money
Market Loans for which offers in any single Money
Market Quote may be accepted.

       (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or
(y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative
Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part;
provided that:

       (i)  the aggregate principal amount of each
Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote
Request,

       (ii)the principal amount of each Money Market
Borrowing must be (A) $25,000,000 or a larger multiple of $5,000,000, (B) an amount equal to the aggregate amount available in accordance with Section 3.02(b), if less than $25,000,000 or (C) the aggregate principal amount of offers, if less than both $25,000,000 and the amount referred to in clause (B),

       (iii)    acceptance of offers may only be made
on the basis of ascending Money Market Margins or Money
Market Absolute Rates, as the case may be, and

       (iv)the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

       (g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same
Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

     Section 2.4.  Notice to Banks; Funding of Loans.

     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) Not later than (x) 1:00 P.M. (New York City time) on the date of each Base Rate Borrowing, (y)
12:00 Noon (New York City time) on the date of any Money Market Absolute Rate Borrowing and (z) 11:00 A.M.
(New York City time) on the date of any other
Borrowing, each Bank shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative
Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower promptly after the Administrative Agent's receipt thereof at the Administrative Agent's aforesaid address.

     (c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Base Rate Borrowing, prior to 11:00 A.M. (New York City time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, the Administrative Agent shall notify the Borrower thereof as soon as practicable, and such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand
(delivered, in the case of the Borrower, in accordance with the next succeeding sentence) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. Any such demand for repayment shall be made first upon such Bank and, if such Bank shall have failed to repay such amount within two Euro-Dollar Business Days after such demand, then upon the Borrower. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

     Section 2.5.  Notes.  (a) The Loans of each Bank
shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable
Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

     (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

     (c) Upon receipt of each Bank's Note pursuant to
Section 3.01(b), the Administrative Agent shall mail such Note to such Bank. Each Bank shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     Section 2.6.  Mandatory Termination of Commitments
and Repayment of Loans. Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof (together with accrued interest thereon) shall be due and payable, on the last day of the Interest Period applicable to such Money
Market Borrowing. The Commitment for each Bank shall terminate on the Termination Date, and all Loans
(including without limitation any Money Market Loans) then outstanding (together with accrued interest thereon) shall be due and payable on such date.

     Section 2.7.  Interest Rates.  (a) Each Base Rate
Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable monthly in arrears on the date in each calendar month that numerically corresponds to the date such Loan is made (or, in the case of any calendar month in which there is no such date, on the last day of such month) and on each date a Base Rate Loan is converted to a Fixed Rate Loan. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

     (b)    Each CD Loan shall bear interest on the
outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin plus the Adjusted CD Rate applicable to such Interest
Period; provided that if any CD Loan or any portion thereof shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan of any Bank shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan on the day before such payment was due and
(ii) the rate applicable to Base Rate Loans for such day.

     The "Adjusted CD Rate" applicable to any Interest
Period means a rate per annum determined pursuant to the following formula:

     *



               ACDR  =   Adjusted CD Rate
               CDBR  =   CD Base Rate
               DRP   =   Domestic Reserve Percentage
               AR    =   Assessment Rate



          * The amount in brackets being rounded
            upward, if necessary, to the next higher
            1/100 of 1%.

     The "CD Base Rate" applicable to any Interest
Period is the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York
City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more
New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD
Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD
Loan of such CD Reference Bank to which such Interest
Period applies and having a maturity comparable to such Interest Period.

     The "CD Margin" means 0.375%.

     "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York
City having a maturity comparable to the related
Interest Period and in an amount of $100,000 or more.
The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup
"A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R.
 327.4(a) (or any successor provision) to the Federal
Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United
States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

     (c) Each Euro-Dollar Loan of any Bank shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the London Interbank Offered
Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00
A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     The "Euro-Dollar Margin" means 0.25%.

     (d) Any overdue principal of or interest on any Euro-Dollar Loan of any Bank shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar
Margin plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average
(rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section
8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

     (e)  Subject to Section 8.01(a), each Money Market
LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section
2.07(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market
Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest
Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base
Rate for such day.

     (f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The
Administrative Agent shall give prompt notice to the Borrower (by facsimile) and the Banks (by telex or facsimile) of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent will, at the request of the Borrower, furnish such additional information concerning the calculation of the interest rate on any Fixed Rate Loan as the Borrower may reasonably request.

     (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative
Agent as contemplated hereby. If any Reference Bank does not furnish a timely quotation, the Administrative
Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

     Section 2.8.  Facility Fee.  The Borrower shall
pay to the Administrative Agent for the account of each Bank a facility fee for each day at a rate per annum of 0.07% (x) from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily amount of such Bank's Commitment (whether used or unused) and (y) from and including the Termination Date (or such earlier date of termination) to but excluding the date the Loans shall be repaid in their entirety, on the daily outstanding principal amount of the Loans of such Bank. Accrued fees under this Section shall be payable quarterly on each March
31, June 30, September 30 and December 31 prior to the
Termination Date and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

     Section 2.9.  Optional Termination or Reduction of
Commitments .  During the Revolving Credit Period, the
Borrower may, upon at least three Domestic Business
Days' notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Banks of such notice), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) proportionately reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans. If the Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.

     Section 2.10.  Method of Electing Interest Rates.
(a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Committed Loans
(subject in each case to the provisions of Article
VIII), as follows:

          (i)  if such Loans are Base Rate Loans, the
     Borrower may elect to convert such Loans to CD
     Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business
     Day;

          (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest
     Period, in each case effective on the last day of the then current Interest Period applicable to such Loans; or

          (iii)     if such Loans are Euro-Dollar
     Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest
     Period applicable to such Loans.

Each such election shall be made by delivering a notice substantially in the form attached hereto as Exhibit C
(a "Notice of Interest Rate Election") to the
Administrative Agent at least three Euro-Dollar
Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Domestic Loans to Domestic Loans of the other type or continued as Domestic Loans of the same type for an additional
Interest Period, in which case such notice shall be delivered to the Administrative Agent at least three
Domestic Business Days before such conversion or continuation is to be effective). A Notice of Interest
Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000.

     (b) Each Notice of Interest Rate Election shall specify:

          (i) the Group of Committed Loans (or portion thereof) to which such notice applies;

          (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii)     if the Loans comprising such Group
     are to be converted, the new type of Loans and, if such new Loans are Fixed Rate Loans, the duration of the initial Interest Period applicable thereto;
     and

          (iv) if such Loans are to be continued as CD
     Loans or Euro-Dollar Loans for an additional
     Interest Period, the duration of such additional
     Interest Period.

Each Interest Period specified in a Notice of Interest
Rate Election shall comply with the provisions of the definition of Interest Period.

     (c)  Upon receipt of a Notice of Interest Rate
Election from the Borrower pursuant to subsection (a) above, such notice shall not thereafter be revocable by the Borrower and the Administrative Agent shall promptly notify each Bank of the contents thereof. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

     (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section 2.10 shall not constitute a "Borrowing" subject to the provisions of
Section 3.02.

     Section 2.11.  Optional Prepayments.  (a) The
Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay a Group of Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several
Banks included in such Group.

     (b)   The Borrower may, upon at least three
Domestic Business Days' notice to the Administrative
Agent, in the case of a Group of CD Loans or upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, in the case of a Group of Euro-Dollar Loans, prepay the Loans comprising such Group in whole at any time, or from time to time in part, in amounts aggregating $25,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that in the case of any such prepayment in whole or in part on any day other than the last day of any Interest Period applicable to such Group of Loans, the Borrower shall reimburse each Bank for any loss or expense incurred by it as a result of any such prepayment in accordance with Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several
Banks included in such Group. The Borrower may not prepay all or any portion of the principal amount of any Money Market Loan (other than any Money Market
Borrowing bearing interest at the Base Rate pursuant to
Section 8.01(a)) prior to the maturity thereof.

     (c)   Upon receipt of a notice of prepayment
pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     Section 2.12.  General Provisions as to Payments.
(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 11:00 A.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. The
Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks.
Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar
Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business
Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar
Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

     Section 2.13.  Funding Losses.  If the Borrower
makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a Base Rate Loan (pursuant to Article VI or VIII or otherwise, but excluding any payment pursuant to
Section 2.06) on any day other than the last day of an Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.07(d), or if the Borrower fails to borrow or prepay any Fixed
Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a) or 2.11(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error, and provided further that such loss shall in no event exceed the interest which would have been payable for the balance of such Interest Period or other period, less the applicable CD Margin or Euro-Dollar Margin, as the case may be. Such Bank will, at the request of the Borrower, furnish such additional information concerning the determination of such loss as the Borrower may reasonably request.

     Section 2.14.  Computation of Interest and Fees.
Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.15.  Taxes.  (a)  All payments of
principal, interest and fees to be made by the Borrower or the Administrative Agent (in respect of such amounts received by it from the Borrower) pursuant to this Agreement to any Bank with respect to any Loan or fee shall be made free and clear of and without reduction or withholding for or on account of any present or future income, excise, or other taxes, levies, imposts, duties, charges, or fees of whatever nature now or hereafter imposed by any governmental or other taxing authority, excluding any taxes on or measured by overall net income (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings, "Taxes"), unless the withholding or other payment of such Taxes is required by applicable law. In the event that the Borrower or the Administrative Agent is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee, the Borrower shall pay to the Administrative Agent or such Bank additional amounts as may be necessary in order that the net amount received by such Administrative Agent or Bank after the required withholding or other payment (including any required withholding or other payment on such additional amounts) shall equal the amount the Administrative
Agent or such Bank would have received had no such withholding or other payment been made; provided, however, that no such additional amounts shall be paid by the Borrower (i) except on account of Taxes imposed by the United States (or any political subdivision, possession, territory or taxing authority thereof or therein) and (ii) on account of any federal withholding tax imposed by the United States of America ("United
States Tax"):

          (1)  if such Bank or a Participant of such
     Bank shall have delivered Internal Revenue Service
     Form 4224 ("Form 4224") to the Borrower pursuant to clause (b) or (c) of this Section 2.15 and such Bank or Participant shall at any time not be entitled to complete exemption from United States
     Tax for any reason other than a change in United
     States federal income tax law, regulation or official interpretation of such law after the date hereof (or, in the case of any Assignee or Participant, the date of the relevant assignment or participation agreement); or

          (2)  if such Bank or a Participant of such
     Bank shall have delivered Internal Revenue Service
     Form 1001 ("Form 1001") to the Borrower pursuant to clause (b) or (c) of this Section 2.15 and such Bank or Participant shall at any time not be entitled to complete exemption from United States
     Tax for any reason other than (i) an amendment, modification or revocation of an applicable income tax convention or a change in official position regarding the application or interpretation of such treaty after the date hereof (or, in the case of any Assignee or Participant, the date of the relevant assignment or participation agreement) or
     (ii) a change in United States federal income tax laws, regulation or official interpretation of such law after the date hereof (or, in the case of any Assignee or Participant, the date of the relevant assignment or participation agreement);
     or

          (3)  if such Bank or a Participant of such
     Bank shall have failed to comply with its obligations pursuant to clause (b) or (c) of this
     Section 2.15.

     (b) Each Bank that is a Non-U.S. Bank hereby severally covenants and agrees to and for the benefit of the Borrower and the Administrative Agent that

          (1)  at, or prior to, the Effective Date,
     such Non-U.S. Bank shall have delivered to both the Borrower and the Administrative Agent either:

               (i)  two accurate and complete original
          signed copies of Form 1001, appropriately completed and claiming complete exemption from withholding and deduction of United
          States Taxes, with respect to each three-year calendar period, any portion of which falls within the Revolving Credit Period, dated as of the date hereof; or

               (ii) two accurate and complete original
          signed copies of Form 4224, appropriately completed and claiming complete exemption from withholding and deduction of United
          States Taxes, with respect to each tax year of such Bank, any portion of which falls within the Revolving Credit Period, dated as of the date hereof; and

          (2)  in each fiscal year of such Bank after
     the Effective Date, at or prior to the first scheduled payment date in such fiscal year, such Non-U.S. Bank shall have delivered to both the Borrower and the Administrative Agent either:

               (i)  two accurate and complete original
          signed copies of Form 1001, appropriately completed and claiming complete exemption from withholding and deduction of United
          States Taxes, with respect to the three-year calendar period commencing with the then current calendar year; or

               (ii) two accurate and complete original
          signed copies of Form 4224, appropriately completed and claiming complete exemption from withholding and deduction of United
          States Taxes, with respect to such Bank's then current tax year.

     (c) Each Non-U.S. Bank severally covenants and agrees to deliver to the Borrower and the Administrative Agent:

          (1)  before or promptly after the date on
     which any form previously delivered by such Bank pursuant to Section 2.15(b) may no longer be relied upon by the Borrower and the Administrative
     Agent as a result of an act by such Bank, two accurate and complete original signed copies of Form 1001 or Form 4224 (or such additional or successor forms as shall be adopted from time to time by the relevant United States taxing authorities), appropriately completed and claiming complete exemption from withholding and deduction of United States Taxes, to replace the like form previously delivered by such Non-U.S. Bank; and

          (2) if any form previously delivered by such Non-U.S. Bank pursuant to Section 2.15(b) may no longer be relied upon by the Borrower and the Administrative Agent for any reason (other than as a result of an act by the Bank), two accurate and complete original signed copies of Form 4224 or Form 1001, as the case may be, (or such additional or successor forms as shall be adopted from time to time by the relevant United States taxing authorities), appropriately completed and claiming complete exemption from withholding and deduction of United States Taxes, as the Borrower or the Administrative Agent may reasonably request.

Notwithstanding the foregoing subsections (b)(2),
(c)(1) and (c)(2) of this Section 2.15, a Non-U.S. Bank will not be required to provide a form if due to any change in treaty, law or regulation or official interpretation that occurred after the date hereof (or, in the case of any Non-U.S. Bank that is an Assignee or any Participant complying with subsections (b)(2),
(c)(1) and (c)(2) of this Section 2.15 pursuant to
Section 9.06(b), the date of the relevant assignment or participation agreement) and prior to the date on which any such delivery would otherwise be required, all such forms are inapplicable or such Bank is not entitled to any exemption from the United States Tax as claimed in the form previously delivered. In any such case, each Non-U.S. Bank shall provide such forms as the Borrower or the Administrative Agent may reasonably request to establish entitlement, if any, to any reduction in United States Tax to which such Bank may be entitled from and after the occurrence of any such change in treaty, law or regulation.

     (d)  In the event that the Borrower will be
required to pay an additional amount pursuant to
Section 2.15(a) to any Bank, the Borrower shall have the rights set forth in Section 8.05. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

     Section 2.16.  Regulation D Compensation.  For so
long as any Bank is required to maintain reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar
Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and, as a result, the cost to such Bank (or its Euro-Dollar Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related
Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable
London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest
(x) shall so notify the Borrower and the Administrative
Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three
Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer's certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

     Section 2.17.  Optional Increase in Commitments.
At any time, if no Default shall have occurred and be continuing, the Borrower may, if it so elects, increase the aggregate amount of the Commitments, either by designating a bank not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) or by agreeing with an existing Bank that such Bank's
Commitment shall be increased. Upon execution and delivery by the Borrower and such Bank or other bank of an instrument in form satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such other bank shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:

          (a) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks;

          (b)  no Commitment of any Bank shall exceed,
     as a result of such increase, 20% of the aggregate amount of the Commitments (after giving effect to such increase); and

          (c)  the amount of such increase, together
     with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.17 since the date of this Agreement, does not exceed
     $250,000,000.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, within five
Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period, in the case of each Group of Euro-Dollar Loans and Group of CD Loans then outstanding, the Borrower shall prepay or repay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Committed
Loans from the Banks in proportion to their respective
Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.



                       ARTICLE 3

                      Conditions

     Section 3.1.  Effectiveness of Agreement.  This
Agreement shall become effective on the date that each of the following conditions shall have been satisfied
(or waived in accordance with Section 9.05):

          (a)  receipt by the Administrative Agent of
     counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b)  receipt by the Administrative Agent for
     the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.05;

          (c)  receipt by the Administrative Agent of
     an opinion of counsel for the Borrower, who may be Latham & Watkins or Senior Counsel for Sears, or a combination thereof, substantially in the form of Exhibit G hereto;

          (d)  receipt by the Administrative Agent of
     an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit H hereto;

          (e) receipt by the Administrative Agent, for its own account and for the account of the Banks parties thereto, of all fees payable on or before the Effective Date; and

          (f)  receipt by the Administrative Agent of
     all documents it    may reasonably request
     relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

provided that the Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than December 14, 1998. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.2.  Borrowings.  The obligation of any
Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be;

          (b)  the fact that, immediately after such
     Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

          (c)  the fact that, immediately before and
     after such Borrowing, there shall not have occurred and be continuing any Designated Default;

          (d)  the fact that the representations and
     warranties of the Borrower contained in this Agreement (other than in Section 4.04(c) hereof) shall be true on and as of the date of such Borrowing; and

          (e)  the fact that there shall have been no
     material adverse change in the business, consolidated financial position or Consolidated
     Net Income of the Borrower and its Consolidated
     Subsidiaries since July 4, 1998 not disclosed in writing to the Banks on or prior to the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c), (d) and (e) of this Section.

     For all purposes of this Agreement, (a) no change in consolidated financial position of the Borrower and its Consolidated Subsidiaries shall be deemed material and adverse unless such change is a reduction in Consolidated Stockholder's Equity of the Borrower and its Consolidated Subsidiaries of 5% or more as compared with Consolidated Stockholder's Equity as at the date of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered under Section 4.04 or 5.01 hereof, (b) no change in Consolidated Net Income shall be deemed to be material and adverse unless such change is a reduction therein for a period of the four most recent full consecutive fiscal quarters in respect of which results of operations have been made available to the public
("most recent four quarters") of 25% or more as compared with Consolidated Net Income for the period of four consecutive fiscal quarters immediately preceding the most recent four quarters and (c) no change in business shall be deemed material and adverse unless it would be required to be disclosed in an annual report on Form 10-K (or successor reports) filed with the Commission on the date as of which the existence of a material adverse change is being determined. It is understood that, for all purposes of this Agreement, no change in business shall be deemed to be required to be so disclosed if, in the written opinion of counsel for the Borrower, the laws, rules and regulations then applicable to required disclosure in Forms 10-K (or successor reports) do not require such disclosure. Such an opinion will be deemed sufficient for purposes hereof if it shall be based on (i) such investigation of law as such counsel shall have deemed necessary in the circumstances and (ii) facts as certified in writing to such counsel by officers of the Borrower or its Affiliates, it being understood that counsel shall have no duty to independently verify any such facts. In case Borrower relies on such an opinion of counsel, it will promptly distribute a copy thereof to each Bank.


                       ARTICLE 4

            Representations and Warranties

     The Borrower represents and warrants that:

     Section 4.1.  Corporate Existence and Power.  The
Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power to conduct its business as presently conducted.

     Section 4.2.  Corporate and Governmental
Authorization; No Contravention.

     (a) The Borrower has full corporate power to enter into this Agreement and to issue the Notes and to comply with all of the provisions of this Agreement and the Notes, and all necessary corporate proceedings of the Borrower have been duly taken to authorize the execution, delivery and performance of this Agreement and the issuance of the Notes by the Borrower.

     (b) The issuance by the Borrower of the Notes and compliance by the Borrower with all of the provisions of this Agreement will not conflict with or result in a breach which would constitute a material default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of the Borrower, material to the Borrower, pursuant to the terms of, any indenture, loan agreement, or other agreement or instrument for borrowed money to which the Borrower is a party or by which the Borrower may be bound or to which any of the property or assets of the Borrower, material to the Borrower, is subject, nor will such action result in any material violation of the provisions of the Certificate of Incorporation or the By-Laws of the Borrower or any statute or any order, rule or regulation applicable to the Borrower of any court or any Federal, state or other regulatory authority or other governmental body having jurisdiction over the Borrower, and no consent, approval, authorization or other order of, or filing with, any court or any such regulatory authority or other governmental body is required for the issuance by the Borrower of the Notes and the compliance by the Borrower with all of the provisions of this Agreement; provided, that the Borrower makes no representations or warranties with respect to any usury laws or any securities or blue sky laws of political subdivisions of the United States or any laws or treaties of any country (or political subdivision thereof) other than the United States.

     Section 4.3.  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower. The Letter
Agreement is in full force and effect and constitutes a valid and binding agreement of the Borrower and Sears.

     Section 4.4.  Financial Information.

     (a) The statement of financial position of the Borrower as of January 3, 1998 and the related statements of income, shareholder's equity and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower's
1997 Form 10-K, a copy of which has been delivered to the Administrative Agent for each of the Banks, present fairly in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year.

     (b)   The unaudited statement of financial
position of the Borrower as of July 4, 1998 and the related unaudited statements of income and cash flows for the 26 weeks then ended, set forth in the Borrower's quarterly report for the 13 week period ended July 4, 1998 as filed with the Commission on Form
10-Q, a copy of which (excluding the exhibits thereto) has been delivered to the Administrative Agent for each of the Banks, present fairly in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date and its results of operations and cash flows for such 26 week period (subject to normal year-end adjustments).

     (c)  Since July 4, 1998, there has been no
material adverse change in the business, financial position or results of operations of the Borrower not disclosed in writing to the Banks prior to the date of this Agreement.

     Section 4.5.  Litigation.  The Borrower does not
know of any pending legal or governmental proceeding required to be described in the Annual Report on Form
10-K of the Borrower most recently filed with the Commission pursuant to the Exchange Act, or in the Quarterly Reports on Form 10-Q of the Borrower filed with the Commission pursuant to the Exchange Act subsequent thereto, which is not described as required, and the Borrower does not know of any pending legal or governmental proceedings not so described which would be required to be described in a subsequent filing with the Commission and which have not been previously disclosed in writing to the Banks.

     Section 4.6.  Compliance with ERISA.  Each member
of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal
Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue
Code with respect to each Plan. No member of the ERISA
Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer
Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.7.  Environmental Matters.  The Borrower
has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition or results of operations of the Borrower and its Consolidated
Subsidiaries.

     Section 4.8.  Taxes.  All United States Federal
income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of the Borrower and its Subsidiaries and all taxes due with respect to the Borrower and its Subsidiaries pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     Section 4.9.  Subsidiaries.  At the date of this
Agreement, the Borrower has no Subsidiaries. If during the term of this Agreement, the Borrower shall acquire or otherwise come to have one or more Subsidiaries, each of such corporate Subsidiaries shall be a corporation duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, and shall have full corporate powers to conduct its business as conducted.

     Section 4.10.  Full Disclosure.  All written
factual information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement was true and accurate in all material respects on the date as of which such information was stated or certified;
provided that the Borrower makes no representations or warranties with respect to any projections or other non-factual information contained in any such information.



                       ARTICLE 5

                       Covenants

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

     Section 5.1.  Information.  The Borrower will
deliver to each of the Banks:

          (a)   as soon as available and in any event
     within 120 days after the end of each fiscal year of the Borrower, a statement of financial position of the Borrower as of the end of such fiscal year and the related statements of income, shareholder's equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche
     LLP or other independent public accountants of nationally recognized standing;

          (b)   as soon as available and in any event
     within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a statement of financial position of the Borrower as of the end of such quarter and the related statements of income, shareholder's equity and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified
     (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c)   simultaneously with the delivery of
     each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.10 and 5.11 on the date of such financial statements and (ii) stating whether any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would become an Event of Default, exists on the date of such certificate and, if any Event of Default or any such event or condition then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d)   simultaneously with the delivery of
     each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that in the course of their examination of such statements, nothing came to their attention that caused them to believe that the Borrower was not in compliance with any of the terms, covenants, provisions or conditions of Sections 5.01 to 6.01, inclusive, insofar as such terms, covenants, provisions or conditions came within the scope of their examination;

          (e)   within five days after any officer of
     the Borrower obtains knowledge of any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would become an Event of Default, if such Event of Default or event or condition is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f)   promptly after the commencement
     thereof, notice of all actions, suits or proceedings of the type described in Section 4.05;

          (g)   promptly after the filing thereof,
     copies (without exhibits thereto) of all registration statements (other than any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Commission;

          (h)   if and when any member of the ERISA
     Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
     Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit
     Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

          (i)   from time to time such additional
     information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

If during the term of this Agreement, the Borrower shall acquire or otherwise come to have one or more
Subsidiaries, the financial statements required to be delivered pursuant to clauses (a) and (b) above shall be consolidated financial statements of the Borrower and its Consolidated Subsidiaries.

     Section 5.2.  Maintenance of Property; Insurance.
(a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b)  The Borrower will insure or act as
self-insurer, and will cause each Subsidiary to insure or act as self-insurers, to such extent as the Borrower may determine to be not unreasonably prejudicial to the interests of the Banks.

     Section 5.3.  Conduct of Business and Maintenance
of Existence . Subject to Section 5.07, the Borrower will, and will cause each Subsidiary to, engage exclusively in (i) the business now conducted by the Borrower, including the extension of credit to Sears pursuant to the Letter Agreement, (ii) the purchase of Receivables from Sears or its Affiliates on terms and conditions reasonably determined by the Borrower to be substantially as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person that is not an Affiliate of the Borrower and/or (iii) insurance or financial activities supporting businesses conducted by Sears or any of its Affiliates. Subject to Section
5.07, the Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business;
provided that the Borrower may terminate the corporate existence of any Subsidiary if such termination could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated net income of the Borrower and its Consolidated Subsidiaries taken as a whole, or otherwise to be materially disadvantageous to the Banks.

     Section 5.4.  Compliance with Laws.  The Borrower
will make all good faith efforts to comply, and cause each Subsidiary to make all good faith efforts to comply, with all material applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation,
Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

     Section 5.5.  Letter Agreement.  The Borrower will
not, without the prior written consent of the Required
Banks, amend, waive, terminate or otherwise modify any provision of the Letter Agreement; provided that the Borrower may amend the Letter Agreement to reduce the fixed charge coverage ratio set forth in paragraph 3 thereof to no less than 1.15. The Borrower will perform all its obligations under the Letter Agreement and will enforce the Letter Agreement and all notes and other instruments delivered thereunder against Sears in accordance with their respective terms.

     Section 5.6.  Negative Pledge.  Neither the
Borrower nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except:

          (a)   any Lien existing on the date of this
Agreement;

          (b)  any Lien existing on any asset of any
     corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

          (c)  any Lien on any asset securing Debt
     incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (d)   any Lien on any asset of any
     corporation existing at the time such corporation is merged with or consolidated with or otherwise acquired by the Borrower or a Subsidiary and not created in contemplation of such event;

          (e)  any Lien existing on any asset prior to
     the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

          (f) any Lien on assets to secure obligations incurred in connection with the issuance of revenue bonds, interest on which is exempt from Federal income tax pursuant to Section 103(b) of the Internal Revenue Code;

          (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

          (h)  any Lien arising pursuant to any order
     of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

          (i)  any Lien on Margin Stock, but only if
     the value of all such Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section and then only to the extent of such excess; and

          (j)  Liens not otherwise permitted by the
     foregoing clauses of this Section securing Debt in an aggregate principal amount not to exceed 5% of Consolidated Tangible Net Worth at any time outstanding.

     Section 5.7.  Consolidations, Mergers and Sales of
Assets. The Borrower shall not merge or consolidate with, or sell or transfer all or substantially all of its property and assets to, any Person, except that nothing herein shall prevent any consolidation or merger of the Borrower with or into any other corporation organized under the laws of the United
States or any state thereof which is (w) Sears, (x) a Wholly-Owned Subsidiary of Sears, (y) a corporation of which Sears is a Wholly-Owned Subsidiary or (z) a Wholly-Owned Subsidiary of a corporation described in clause (y) above, or any consolidation or merger of any other such corporation with or into the Borrower, or any sale or transfer of all or substantially all of the property and assets of the Borrower to any other such corporation lawfully entitled to acquire the same;
provided, that (i) immediately after giving effect to such consolidation, merger, sale or transfer, no Designated Default shall have occurred and be continuing; and (ii) the Borrower covenants that any such consolidation, merger, sale or transfer shall be upon the conditions that the due and punctual payment of the principal and accrued interest on the Notes, and the due and punctual performance and observance of all the terms, covenants and conditions of this Agreement to be kept or performed by the Borrower shall, by an agreement supplemental hereto, be assumed by the corporation (other than the Borrower) formed by or resulting from any such consolidation or merger, or which shall have received the transfer of all or substantially all of the property and assets of the Borrower, just as fully and effectually as if such successor had been the original Borrower; and in the event of any such sale or transfer the predecessor
Borrower may be dissolved, wound up and liquidated at any time thereafter.

     Section 5.8.  Use of Proceeds.  The proceeds of
the Loans made under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, other than in the ordinary course of business of Sears or any Sears Subsidiary and then only in compliance with Regulation U.

     Section 5.9.  Subsidiary Debt.  The Borrower will
not permit any Subsidiary to issue, assume, incur or have outstanding any Debt or capital stock having any preference as to dividends or upon any distribution of assets except (a) such Debt or stock issued to and held by Borrower and/or one or more Wholly-Owned
Subsidiaries of the Borrower, (b) such Debt or stock of a Subsidiary whose business activities are confined exclusively to raising capital outside the United
States, financing the Borrower and its other
Subsidiaries and other activities incidental thereto,
(c) such Debt or stock of a Person existing at the time such Person is merged or consolidated with or otherwise acquired by the Borrower or a Subsidiary and not created in contemplation thereof and (d) other such Debt or stock which, in the aggregate, does not exceed at any time 5% of Consolidated Tangible Net Worth (with such stock taken at the higher of its voluntary or involuntary liquidation preference), it being understood that such Debt and stock referred to in clauses (b), (c) and (d) shall be permitted under this Section only if, at the time, the provisions of this Agreement other than this Section would permit the Borrower to issue, assume, incur or have outstanding an equal amount of its own Debt in the same amount together with all other Debt of the Borrower then outstanding.

     Section 5.10.  Fixed Charge Coverage.  The Fixed
Charge Coverage Ratio for any fiscal quarter will be not less than 1.15.

     Section 5.11.  Debt.  Consolidated Debt will at no
time exceed 700% of Consolidated Tangible Net Worth.
For purposes of this Section any preferred stock of a Consolidated Subsidiary held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in "Consolidated Debt" and in the "Debt" of such Consolidated Subsidiary.



                       ARTICLE 6

                       Defaults

     Section 6.1.  Events of Default.  If one or more
of the following events ("Events of Default") shall have occurred and be continuing:

   (a)  the Borrower shall fail to pay (i) any
principal of any Loan when due or (ii) any interest on any Loan or any fee or any other amount payable by it hereunder within ten days after the due date thereof;

   (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.05 to 5.11, inclusive, for more than five days;

   (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement
(other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

   (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made
(or deemed made);

   (e) (i) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material SRAC
Debt within three Domestic Business Days after the date when due (or, if longer, within any applicable grace period provided in the relevant instrument or agreement with respect thereto); or (ii) any Material Company other than the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Company
Material Debt within three Domestic Business Days after the date when due (or, if longer, within any applicable grace period provided in the relevant instrument or agreement with respect thereto);

   (f) any event or condition shall occur which results in the acceleration of the maturity of (x) any Material SRAC Debt or (y) any Material Company Material
Debt, in any case by holders thereof exercising their rights so to accelerate;

   (g) any Material Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

   (h) an involuntary case or other proceeding shall be commenced against any Material Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Material Company (in an involuntary case or other proceeding against such Material Company) under the federal bankruptcy laws as now or hereafter in effect;

   (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section
4219(c)(5) of ERISA, with respect to, one or more
Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

   (j) a judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed (pursuant to laws, rules or court orders) for a period of 10 days;

   (k) other than by reason of a transaction permitted by Section 5.07 in which Sears is the successor or transferee, either Sears or a corporation organized under the laws of the United States or any state thereof which is (i) a Wholly-Owned Subsidiary of Sears, (ii) any such corporation of which Sears is a Wholly-Owned Subsidiary or (iii) a Wholly-Owned
Subsidiary of a corporation described in clause (ii) above, shall cease to own beneficially and free and clear of all Liens 100% of the issued and outstanding capital stock of the Borrower (or any transferee of the property and assets of the Borrower pursuant to a transaction permitted by Section 5.07), other than any SRAC Preferred Stock; or

   (l) the Letter Agreement shall for any reason cease to be in full force and effect;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or
(h) above, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Notes
(together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.2.  Notice of Default.  The
Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.



                       ARTICLE 7

               The Administrative Agent

     Section 7.1.  Appointment and Authorization.  Each
Bank irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.2.  Administrative Agent and Affiliates.
The Chase Manhattan Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and The Chase
Manhattan Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

     Section 7.3.  Action by Administrative Agent.  The
obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative
Agent shall not be required to take any action with respect to any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would become an Event of Default, except as expressly provided in Article VI.

     Section 7.4.  Consultation with Experts.  The
Administrative Agent may consult with legal counsel
(who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Bank for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.5.  Liability of Administrative Agent.
Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent;
or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The
Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     Section 7.6.  Indemnification.  Each Bank shall,
ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower pursuant to a claim made by the Administrative Agent pursuant to Section 9.03) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.

     Section 7.7.  Credit Decision.  Each Bank
acknowledges that it has, independently and without reliance upon the Administrative Agent or any other
Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     Section 7.8.  Successor Administrative Agent.  The
Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower.
Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative
Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor
Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United
States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor
Administrative Agent, such successor Administrative
Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring
Administrative Agent, and the retiring Administrative
Agent shall be discharged from its duties and obligations hereunder; provided that until such acceptance, the retiring Administrative Agent shall continue to perform its obligations as Administrative
Agent hereunder. After any retiring Administrative
Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     Section 7.9.  Administrative Agent's Fee.  The
Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

     Section 7.10.  Syndication Agent and Co-
Documentation Agents. Neither the Syndication Agent nor either Co-Documentation Agent shall have any responsibility or obligation under this Agreement in its capacity as Syndication Agent or Co-Documentation
Agent, as the case may be.



                       ARTICLE 8

                Change in Circumstances

     Section 8.1.  Basis for Determining Interest Rate
Inadequate or Unfair . If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

   (a) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

   (b) in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted CD Rate or the London Interbank Offered Rate, as the case may be, as determined by the Administrative
Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar
Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD
Loans or Euro-Dollar Loans, as the case may be, or to convert outstanding Loans into CD Loans or Euro-Dollar
Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed
Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR
Borrowing, the Money Market LIBOR Loans comprising such
Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base
Rate for such day.

     Section 8.2.  Illegality.  If, on or after the
date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative
Agent shall forthwith give notice thereof to the other
Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make
Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall, if practicable, with the consent of the Borrower (which consent shall not unreasonably be withheld), designate a different
Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, (i) the Borrower shall be entitled upon its request to a reasonable explanation of the factors underlying such notice and
(ii) each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest
Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

     Section 8.3.  Increased Cost and Reduced Return.
(a) In the event that (x) after the Effective Date, in the case of any Committed Loan or any obligation to make Committed Loans or (y) on or after the date of the related Money Market Quote, in the case of any Money
Market Loan, the adoption of any applicable law, rule or regulation, or any change therein or in the interpretation or application thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank with any request or directive after the Effective Date
(whether or not having the force of law) of any such authority, central bank or comparable agency:

        (i)  does or shall subject such Bank to any
     additional tax of any kind whatsoever with respect to this Agreement, any Note or any Fixed Rate Loan made by it, or change the basis or the applicable rate of taxation of payments to such Bank of principal, interest or any other amount payable hereunder (except for (A) the imposition of or change in any tax on or measured by the overall net income of such Bank, (B) the imposition of or change in any United States Tax described in
     Section 2.15(a) in respect of which the Borrower is not obligated to pay an additional amount by reason of the proviso to Section 2.15(a) or (C) the imposition of or change in any income tax imposed by any governmental or other taxing authority of or in any jurisdiction other than the United States);

       (ii)  does or shall impose, modify or hold
     applicable any reserve, special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the rate of interest on Fixed
     Rate Loans hereunder; or

      (iii)  does or shall impose on such Bank any
     other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining Fixed
Rate Loans or to reduce any amount receivable hereunder or under any Note with respect thereto, then, in any such case, the Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to its Fixed
Rate Loans.

   (b) If any Bank shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy
(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

   (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will, if practicable, with the consent of the Borrower (which consent shall not unreasonably be withheld), designate a different Applicable Lending
Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.
In determining such amount, such Bank may use any reasonable averaging and attribution methods.
Notwithstanding the foregoing subsections (a) and (b) of this Section 8.03, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing both:

        (i)  during (A) any time or period commencing
     (x) in the case of subsection (a), not earlier than the first day of any Interest Period in effect on the date on which, and (y) in the case of subsection (b), not earlier than the date on which, such Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative
     Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (B) any time or period during which, because of the retroactive application of such statute, regulation or other basis, such Bank did not know that such amount would arise or accrue; and

       (ii)  within six months prior to any demand
     therefor, accompanied by a certificate of such Bank claiming compensation and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder.

This Section shall survive the termination of this Agreement and payment of the outstanding Loans.

     Section 8.4.  Base Rate Loans Substituted for
Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business
Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

   (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed
Rate Loans of the other Banks), and

   (b)  after each of its CD Loans or Euro-Dollar
Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.

     Section 8.5.  Substitution of Bank.  If (i) the
obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation or given notice of its intention to demand compensation under Section 8.03 or
(iii) the Borrower is required to pay any additional amount to any Bank pursuant to Section 2.15(a), the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to replace such Bank under this Agreement.



                       ARTICLE 9

                     Miscellaneous

     Section 9.1.  Notices.  All notices, requests and
other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, at its address or telecopy number set forth on the signature pages hereof, (x) in the case of the Administrative Agent, at its address, telecopy number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, telecopy number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, telecopy number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or
(iii) if given by telecopy or any other means, when delivered at the address specified in this Section (and confirmed by telephone by the sender, in the case of any telecopy notice to the Borrower); provided that notices to the Administrative Agent under Article II or
Article VIII shall not be effective until received.

     Section 9.2.  No Waivers.  No failure or delay by
the Administrative Agent or any Bank or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.3.  Expenses; Documentary Taxes;
Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative
Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would become an Event of Default or any alleged Event of Default or such event or condition hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or similar charges made by any governmental authority solely by reason of the execution and delivery of this Agreement or the Notes.

   (b)  The Borrower agrees to indemnify the
Administrative Agent and each Bank and their respective affiliates (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding
(whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder (i) for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction or (ii) in respect of any litigation instituted by (x) any Participant against any Bank or the Administrative Agent, (y) any Bank against any Participant, any Bank or the Administrative Agent, or (z) any holder of any security of any Bank (in its capacity as such) against any Bank, to the extent any such litigation does not arise out of any misconduct (alleged in good faith by such Bank) by or on behalf of the Borrower.

     Section 9.4.  Sharing of Set-offs.  Each Bank
agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest then due with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     Section 9.5.  Amendments and Waivers.  Any
provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks pursuant to Section 2.09 or an increase of Commitments in accordance with Section 2.17) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder
(except that, in the case of a reduction in the principal of or rate of interest on Loans comprising a single Money Market Borrowing, only the signatures of the Borrower and the Banks making Loans included in such Borrowing shall be required), (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

     Section 9.6.  Successors and Assigns.  (a)  The
provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement (other than pursuant to a transaction permitted by Section 5.07) without the prior written consent of all Banks.

   (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. If, pursuant to this Section
9.06(b), any interest in this Agreement or any Note is proposed to be transferred to any Participant that is not a bank organized under the laws of the United
States or any State thereof or the District of Columbia, such proposed Participant shall, as a condition to the effectiveness of such transfer, (i) deliver Internal Revenue Service forms as provided in
Section 2.15(b) to the transferor Bank with copies to the Borrower and (ii) make the covenants specified in subsections (b)(2), (c)(1) and (c)(2) of Section 2.15 for the benefit of the transferor Bank, the Borrower and the Administrative Agent. All such covenants shall be made by an instrument in writing in form and substance satisfactory to the Borrower.

   (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all (such proportionate part to comprise a Commitment of not less than $10,000,000), of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of
Exhibit I hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent;
provided that if an Assignee is an Affiliate of such transferor Bank, no such consent shall be required, but such transferor Bank shall deliver to the Borrower five
Domestic Business Days' prior written notice of any such assignment and, promptly after the effectiveness thereof, a copy of the relevant Assignment and Assumption Agreement; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market
Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor
Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,000. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15.

   (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

   (e) No Participant shall be entitled to receive any greater payment under Section 8.03 than the relevant transferor Bank would have been entitled to receive with respect to the rights transferred. No Assignee or other transferee of any Bank's rights (other than a Participant, whose rights shall be governed by the immediately preceding sentence) shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (x) with the Borrower's prior written consent,
(y) by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable
Lending Office under certain circumstances or (z) at a time when the circumstances giving rise to such greater payment did not exist.

     Section 9.7.  Collateral.  Each of the Banks
represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.8.  Governing Law; Submission to
Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States
District Court for the Southern District of New York and of any New York State court sitting in New York
City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 9.9.  Counterparts; Integration.  This
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement (and, solely with respect to information delivered by the Borrower to the Banks prior to the date hereof, the confidentiality letter executed by each of the Banks listed on the signature pages hereto) constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.10.  Restrictions on Transfers.  Each
Bank agrees that it will not, except by operation of law, transfer or propose to transfer all or any portion of its rights and obligations under this Agreement and the Note held by it, or any participation therein to any Person except (i) banks (including without limitation Federal Reserve Banks) or trust companies empowered by law to accept deposits or (ii) their corporate parents or their Affiliates which are in the business of lending money and which are either wholly owned by them or are Wholly-Owned Subsidiaries of a common corporate parent, unless such Bank shall have first delivered to the Borrower an opinion of counsel as to the legality of the transfer (including compliance of such transfer with applicable federal securities laws) and such other matters as the Borrower may reasonably request, which opinion shall be satisfactory in form and substance to the Borrower.
Each Bank agrees that it will not transfer all or any portion of any Note held by it, or any participation therein, in violation of applicable securities laws.

     Section 9.11.  Confidentiality.  The
Administrative Agent and each Bank represent that they will maintain the confidentiality of any written or oral information provided under this Agreement by or on behalf of the Borrower that has been identified by its source as confidential (hereinafter collectively called
"Confidential Information"), subject to the
Administrative Agent's and each Bank's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential
Information to its bank examiners, Affiliates, auditors, counsel and other professional advisors and to other Banks, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Borrower or any of its Subsidiaries and Affiliates and
(d) right to provide such information to Participants
(as defined in subsection 9.06(b)), prospective
Participants to which sales of participating interests are permitted pursuant to subsection 9.06(b) and prospective Assignees to which assignments of interests are permitted pursuant to subsection 9.06(c), but only if (i) the Borrower has theretofore given its written consent to the participation to such Participant or prospective Participant or the assignment to such prospective Assignee, (ii) such Participant, prospective Participant or prospective Assignee agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a "Bank" party hereto and
(iii) the Borrower receives copies of such written agreement prior to the release of such information.
Notwithstanding the foregoing, any such information supplied to a Bank, Participant, prospective
Participant or prospective Assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it becomes a matter of public knowledge.

     Section 9.12.  WAIVER OF JURY TRIAL.  EACH OF THE
BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY
IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO
THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SEARS ROEBUCK ACCEPTANCE CORP.



By: /s/   George F. Slook
Name: George F. Slook
Title:   Vice President,
Finance

3711 Kennett Pike
Greenville, Delaware 19807
Telefax: (302) 888-3156



BANKS


THE CHASE MANHATTAN BANK, as Bank
and Administrative Agent


By: /s/Barry K. Bergman
Name: Barry K. Bergman
Title:  Vice President

Address:270 Park Avenue
New York, NY 10017
Attention:   Barry K. Bergman
Facsimile number: 212-270-5646

with a copy to:
Chase Securities Inc.
Address:  270 Park Avenue
New York, NY 10017
Attention:   John Shen
Facsimile number: 212-270-1063




CITIBANK, N.A., as Bank and
Syndication Agent


By:/s/Robert A. Snell
Name:  Robert A. Snell
Title:   As attorney in fact




BANK OF AMERICA NT&SA, as Bank
and Co-Documentation Agent


By: /s/ Bridget Garavalia
Name:Bridget Garavalia
Title: Managing Director





THE FIRST NATIONAL BANK OF
CHICAGO, as Bank and
Co-Documentation Agent


By:  /s/ John Runger
Name:  John Runger
Title:  Managing Director



BANCA DI ROMA S.P.A.



By: /s/ Joyce Montgomery
Name:  Joyce Montgomery
Title:  Assistant Vice President


By:/s/Claudio Perna
Name:  Claudio Perna
Title:  Sr. Vice President
& Branch Manager



FIRST UNION NATIONAL BANK



By: /s/ Margaret Gibbons
Name:  Margaret Gibbons
Title:  Senior Vice President




MELLON BANK, N.A.



By:/s/Richard J. Schaich
Name: Richard J. Schaich
Title: AVP



PNC BANK, NATIONAL ASSOCIATION


By:/s/Robert G. Krasnow
Name: Robert G. Krasnow
Title: SVP


WACHOVIA BANK, N.A.


By:/s/Todd J. Eagle
Name:  Todd J. Eagle
Title:  Vice President




WELLS FARGO BANK, N.A.


By:/s/Steven A. Newell
Name:  Steven A. Newell
Title:  Assistant Vice
President


By: /s/Frieda Youlios
Name:Frieda Youlios
Title:  Vice President



FLEET NATIONAL BANK



By:  /s/Robert T. P. Storer
Name:  Robert T. P.Storer
Title: S.V.P.


BANCO POPULAR DE PUERTO RICO


By: /s/Hector A. Vina
Name:  Hector A. Vina
Title:  Vice President


By:/s/John Incandela
Name:  John Incandela
Title: Vice President


FIRSTAR BANK MILWAUKEE, N.A.



By:/s/R. Bruce Anthony
Name:  R. Bruce Anthony
Title: Assistant Vice President




BANCA NAZIONALE DEL LAVORO
S.P.A. - NEW YORK BRANCH


By:/s/Giulio Giovine
Name:  Giulio Giovine
Title:  Vice President


By:/s/Leonardo Valentini
Name:  Leonardo Valentini
Title:  First Vice President



BANKBOSTON, N.A.

By:/s/Kathleen Dimock
Name: Kathleen Dimock
Title:  Vice President



BANK OF HAWAII


By:/s/Donna R. Parker
Name: Donna R. Parker
Title: Vice President



THE BANK OF NEW YORK



By:/s/Michael Flannery
Name: Michael Flannery
Title:  Vice President



CREDIT SUISSE FIRST BOSTON

By:/s/Kristin Lepri
Name: Kristin Lepri
Title:  Associate


By:/s/Joel Glodowski
Name: Joel Glodowski
Title: Managing Director








HIBERNIA NATIONAL BANK



By:/s/Angela Bentley
Name: Angela Bentley
Title: Portfolio Manager



KEYBANK NATIONAL
ASSOCIATION


By:/s/Lawrence A. Mack
Name: Lawrence A. Mack
Title: Senior Vice President



THE NORTHERN TRUST COMPANY



By:/s/Mark Taylor
Name:  Mark Taylor
Title: 2nd Vice President


SOUTHTRUST BANK, NATIONAL

ASSOCIATION


By:/s/Noble James

Name:  Noble James
Title:  Vice President



FIRST TENNESSEE BANK NATIONAL
ASSOCIATION


By:/s/James H. Moore, Jr.
Name:  James H. Moore, Jr.
Title:  Vice President


NATIONAL CITY BANK


By:/s/Jeffrey L. Hawthorne
Name:  Jeffrey L.Hawthorne
Title:Vice President





Total Commitments

$1,000,000,000
                 COMMITMENT SCHEDULE

Bank                                        Commitment

The Chase Manhattan Bank                    $85,000,000

Citibank, N.A.                              $75,000,000

Bank of America NT&SA                       $75,000,000

The First National Bank of Chicago          $75,000,000

Banca di Roma S.p.A.                        $65,000,000

First Union National Bank                   $65,000,000

Mellon Bank, N.A.                           $50,000,000

PNC Bank, National Association              $50,000,000

Wachovia Bank, N.A.                         $50,000,000

Wells Fargo Bank, N.A.                      $50,000,000

Fleet National Bank                         $35,000,000

Banco Popular de Puerto Rico                $30,000,000

Firstar Bank Milwaukee, N.A.                $30,000,000

Banca Nazionale del Lavoro S.p.A. - New     $25,000,000
York Branch

BankBoston, N.A.                            $25,000,000

Bank of Hawaii                              $25,000,000

The Bank of New York                        $25,000,000

Credit Suisse First Boston                  $25,000,000

Hibernia National Bank                      $25,000,000

KeyBank National Association                $25,000,000

The Northern Trust Company                  $25,000,000

SouthTrust Bank, National Association       $25,000,000

First Tennessee Bank National Association   $20,000,000

National City Bank                          $20,000,000

Total
                                            $1,000,000,
                                                    000

                                                   EXHIBIT A

                            NOTE

                                          New York, New York
                                                     , ____

     For value received, SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (the "Borrower"), promises to pay to the order of _________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the dates provided for in the Credit Agreement and, in any event, on the maturity date provided for therein. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of The Chase Manhattan Bank, 270 Park Avenue, New York, New York.

     All Loans made by the Bank and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Notes referred to in the Credit Agreement dated as of November 30, 1998 among the Borrower, the banks parties thereto, the Syndication Agent and Co-Documentation Agents referred to therein and The Chase Manhattan Bank, as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. This Note is subject, and reference is hereby made, to the terms and provisions of the Credit Agreement, including the transfer restrictions set forth in
Section 9.10 thereof and the provisions for mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

                           SEARS ROEBUCK ACCEPTANCE CORP.


                           By
                               Title:
                         Note (cont'd)


                LOANS AND PAYMENTS OF PRINCIPAL



      Date        Amount of Loan  Amount of       Notation
                                  Principal       Made By
                                  Repaid









































                                             EXHIBIT B


     NOTICE OF COMMITTED BORROWING1

                                        Borrowing
Request
                                        No.
_____________

The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Attention: _______________

     This notice shall constitute a "Notice of Committed Borrowing" pursuant to Section 2.02 of the Credit Agreement dated as of November 30, 1998 among
Sears Roebuck Acceptance Corp. (the "Borrower"), the
Banks parties thereto, the Syndication Agent and Co-
Documentation Agents referred to therein and The Chase
Manhattan Bank, as Administrative Agent (the
"Administrative Agent") (as amended from time to time, the "Credit Agreement"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

     1.   The date of the Borrowing will be
_______________, ____.

     2. The principal amount of the Borrowing will be $____________.2

     3.   The Borrowing will consist of [CD Loans]
[Euro-Dollar Loans] [Base Rate Loans].

     [4. The initial Interest Period for such Loans shall be _____________.]3

     [5.] Transfer Instructions:

     [insert appropriate delivery instructions, which shall include bank and account number]



                      SEARS ROEBUCK ACCEPTANCE CORP.


                      By:
                         Title:


                      Date:
                                              EXHIBIT C


           NOTICE OF INTEREST RATE ELECTION


The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Attention: _______________

     This notice shall constitute a "Notice of Interest
Rate Election" pursuant to Section 2.10 of the Credit
Agreement dated as of November 30, 1998 among Sears
Roebuck Acceptance Corp. (the "Borrower"), the Banks parties thereto, the Syndication Agent and Co-
Documentation Agents referred to therein and The Chase
Manhattan Bank, as Administrative Agent (the
"Administrative Agent") (as amended from time to time, the "Credit Agreement"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

     1.   The principal amount of the Group of Loans
(or portion thereof) to which this notice applies is $__________.

     2. The date on which the conversion/continuation selected is to be effective is __________, ____ (the
"Election Date").

     3. The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all CD Loans currently outstanding having an Interest Period of ___ days and ending on the Election
Date] [all or a portion of all Euro-Dollar Loans currently outstanding having an Interest Period of __ months and ending on the Election Date].1

     4a. The Group of Loans (or portion thereof) which are to be converted will bear interest [at the Base
Rate] [based upon the CD Rate] [based upon the
Euro-Dollar Rate].

     4b. The Group of Loans (or portion thereof) which are to be continued will bear interest [at the Base
Rate] [based upon the CD Rate] [based upon the
Euro-Dollar Rate].

     [5.  The Interest Period for such Loans shall be
____________.]2

                    SEARS ROEBUCK ACCEPTANCE CORP.


                    By:
                      Title:


Date: __________________, ____
                                              EXHIBIT D


          Form of Money Market Quote Request


                               [Date]


To:   The Chase Manhattan Bank (the "Administrative
Agent")

From:     Sears Roebuck Acceptance Corp. (the
"Borrower")

Re: Credit Agreement (the "Credit Agreement") dated as of November 30, 1998 among the Borrower, the Banks parties thereto, the Syndication Agent and Co-Documentation Agents referred to therein and The Chase Manhattan
     Bank, as Administrative Agent

     We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market
Quotes for the following proposed Money Market
Borrowing(s):


Date of Borrowing: __________________

Principal Amount1           Interest Period2

$


     Such Money Market Quotes should offer a Money
Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

     Terms used herein have the meanings assigned to them in the Credit Agreement.

                    SEARS ROEBUCK ACCEPTANCE CORP.


                    By
                      Title:
                                              EXHIBIT E


      Form of Invitation for Money Market Quotes


To:  [Name of Bank]

Re:  Invitation for Money Market Quotes to
     Sears Roebuck Acceptance Corp. (the "Borrower")

     Pursuant to Section 2.03 of the Credit Agreement
(the "Credit Agreement") dated as of November 30, 1998 among the Borrower, the Banks parties thereto, the Syndication Agent and Co-Documentation Agents therein and The Chase Manhattan Bank, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing: __________________

Principal Amount          Interest Period

$

     Such Money Market Quotes should offer a Money
Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]
Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

                    The Chase Manhattan Bank, as
                      Administrative Agent

                    By:
                      Authorized Officer
                                              EXHIBIT F


              Form of Money Market Quote


To:  The Chase Manhattan Bank (the "Administrative
Agent")

Re:  Money Market Quote to Sears Roebuck
     Acceptance Corp. (the "Borrower")

     In response to your invitation on behalf of the Borrower dated _____________, ____, we hereby make the following Money Market Quote on the following terms:

1.   Quoting Bank: ________________________________

2.   Person to contact at Quoting Bank:
     ______________________________

3.   Date of Borrowing: ____________________*

4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following
     Interest Periods and at the following rates:


Principal    Interest      Money Market
Amount**     Period***      [Margin****] [Absolute
                           Rate*****]

$

$

     [Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $____________.]**



* As specified in the related Invitation.
** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.
Bids must be made for $5,000,000 or a larger multiple of $1,000,000.
         (notes continued on following page)
     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement
(the "Credit Agreement") dated as of November 30, 1998 among the Borrower, the Banks parties thereto, the Syndication Agent and Co-Documentation Agents referred to therein and The Chase Manhattan Bank, as Administrative Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

                      Very truly yours,

                      [NAME OF BANK]


Dated:_______________     By:__________________________
                         Authorized Officer


*** Not less than one month or not less than 30 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
**** Margin over or under the London Interbank Offered
Rate determined for the applicable Interest Period.
Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".
***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).
                                            EXHIBIT G-1


                      OPINION OF
               COUNSEL FOR THE BORROWER


                                   [Effective Date]

To the Banks and the Administrative Agent
Referred to Below
c/o The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

     I am the Assistant General Counsel - Corporate
Securities of Sears, Roebuck and Co. ("Sears").  The
Sears Law Department, under my supervision, has acted as counsel to Sears Roebuck Acceptance Corp. (the
"Borrower") and Sears in connection with the Credit
Agreement (the "Credit Agreement") dated as of November
30, 1998 among the Borrower, the Banks parties thereto, the Syndication Agent and Co-Documentation Agents referred to therein and The Chase Manhattan Bank, as Administrative Agent. This opinion is rendered to you at the request of the Borrower pursuant to Section
3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have obtained and with your consent, as evidenced by your signature on the Credit Agreement, to which a form of this opinion is attached, relied upon, to the extent
I deem appropriate, certificates of officers of the Borrower and of public officials as to factual matters.
I call to your attention the fact that in rendering my opinion, I am expressing my views only as to the federal laws of the United States and the General
Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or any local agencies.

     My opinion in paragraph 3 below is based upon the consideration of only those statutes, rules and regulations which in my experience are normally applicable to bank credit transactions.

     Based on the foregoing, I am of the opinion that as of the date hereof:

     1. The Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power to conduct its business as presently conducted.

     2. The Borrower has full corporate power to enter into the Credit Agreement and to issue the Notes and to comply with all of the provisions of the Credit
Agreement and the Notes, and all necessary corporate proceedings of the Borrower have been duly taken to authorize the execution, delivery and performance of the Credit Agreement and the issuance of the Notes by the Borrower. The Credit Agreement has been duly executed and delivered by the Borrower, and the Notes issued by the Borrower on the date hereof have been duly issued by the Borrower.

     3. The execution and delivery by the Borrower of the Credit Agreement and the issuance by the Borrower of the Notes and compliance by the Borrower with all of the provisions of the Credit Agreement and the Notes will not conflict with or result in a breach which would constitute a material default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of the Borrower, material to the Borrower, pursuant to the terms of any material indenture, loan agreement or other agreement or instrument for borrowed money to which the Borrower is a party or by which the Borrower may be bound or to which any of the property or assets of the Borrower, material to the Borrower, is subject, nor will any such action conflict with or result in a breach which would constitute a material default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of Sears, material to Sears and its subsidiaries, taken as a whole, pursuant to the terms of any indenture, loan agreement or other agreement or instrument for borrowed money relating to a principal amount of outstanding indebtedness not less than $100,000,000 to which Sears is a party or by which Sears may be bound or to which any of the property or assets of Sears, material to Sears and its subsidiaries, taken as a whole, is subject, nor will such action result in any material violation of the provisions of the Certificate of Incorporation or the By-Laws of the Borrower or, to the best of my knowledge, any statute or any order, rule or regulation applicable to the Borrower of any court or any federal, state or other regulatory authority or other governmental body having jurisdiction over the Borrower, and, to the best of my knowledge, no consent, approval, authorization or other order of, or filing with, any court or any such regulatory authority or other governmental body is required for the execution and delivery by the Borrower of the Credit Agreement and the issuance by the Borrower of the Notes and the compliance by the Borrower with all of the provisions of the Credit Agreement and the Notes; provided that I express no opinion with respect to any securities or blue sky laws of political subdivisions of the United
States or any laws or treaties of any country (or political subdivision thereof) other than the United
States.

     4. To the best of my knowledge, there is no pending legal or governmental proceeding (i) required to be described in the Borrower's 1997 Form 10-K or in the Quarterly Reports on Form 10-Q of the Borrower filed with the Commission pursuant to the Exchange Act subsequent thereto, which are not described as required or (ii) which would be required to be described in a Quarterly Report on Form 10-Q filed by the Borrower if such filing were made on the date hereof.

     5.   The Borrower has no Subsidiaries.

     I express no opinion as to the compliance by the parties to the Credit Agreement (other than the Borrower) with any state or federal laws or regulations applicable to the transactions contemplated by the Credit Agreement because of the nature of their business.

     This opinion is furnished by me as counsel for the Borrower to you, and is solely for your benefit in connection with the transactions covered hereby, and is not to be otherwise used, circulated or relied upon without my express prior written consent.

                         Very truly yours,

                                            EXHIBIT G-2



            OPINION OF LATHAM AND WATKINS,
           SPECIAL COUNSEL TO THE BORROWER

                                   [Effective Date]



To the Banks and the Administrative Agent
Referred to Below
c/o The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Attn:     [                 ]

Ladies and Gentlemen:

     We have acted as counsel to Sears Roebuck
Acceptance Corp. (the "Borrower") in connection with the Credit Agreement (the "Agreement") dated as of November 30, 1998 between the Borrower and the Banks party thereto (the "Banks"). This opinion is rendered to you pursuant to the terms of the Agreement.
Capitalized terms defined in the Agreement are used herein as therein defined.

     As counsel to the Borrower, we have made such legal and factual examinations, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     We have obtained and relied upon, to the extent we deem appropriate, certificates of officers or other executives of the Borrower and of public officials as to factual matters. We call to your attention the fact that, in rendering our opinion, we are expressing our views only as to the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies.

     On the basis of the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof:

     The Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, each enforceable in accordance with its terms, except as the foregoing may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; (ii) the effect of general principles of equity (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent that a court determines such fees to be reasonable.

     In rendering our opinion, we have assumed that the Borrower and each Bank is duly incorporated or organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or other organization and has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations under the Agreement; that the Agreement has been duly authorized, executed and delivered by the Borrower and each Bank and that the Agreement constitutes each Bank's legal, valid and binding obligation, enforceable against each Bank in accordance with its terms; and that the signatures on all documents examined by us are genuine, and that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic original documents, assumptions which we have not independently verified. We express no opinion as to the compliance by any Bank with any state or federal laws or regulations applicable to the transactions contemplated by the Agreement because of the nature of its business.

     This opinion is furnished by us as counsel for the Borrower to you, and is solely for your benefit in connection with the transaction covered hereby, and is not to be otherwise used, quoted, circulated or relied upon without our express prior written consent.

                         Very truly yours,

                                              EXHIBIT H


                      OPINION OF
     SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT

                              [Effective Date]

To the Banks and the Administrative Agent
   Referred to Below
c/o The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

     We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of
November 30, 1998 among Sears Roebuck Acceptance Corp., a Delaware corporation (the "Borrower"), the Banks parties thereto (the "Banks"), the Syndication Agent and Co-Documentation Agents referred to therein and The
Chase Manhattan Bank, as Administrative Agent (the
"Administrative Agent"), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit
Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

     2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United
States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                         Very truly yours,
                                              EXHIBIT I


         ASSIGNMENT AND ASSUMPTION AGREEMENT


     AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the
"Assignee"), SEARS ROEBUCK ACCEPTANCE CORP. (the
"Borrower") and THE CHASE MANHATTAN BANK, as
Administrative Agent (the "Administrative Agent").

                 W I T N E S S E T H

     WHEREAS, this Assignment and Assumption Agreement
(the "Agreement") relates to the Credit Agreement dated as of November 30, 1998 among the Borrower, the Assignor and the other Banks parties thereto, as Banks, the Syndication Agent and Co-Documentation Agents referred to therein and the Administrative Agent (the
"Credit Agreement");

     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

     WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________
(the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1.  Definitions. All capitalized terms not
otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     SECTION 2.  Assignment. The Assignor hereby
assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit
Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit
Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     SECTION 3.  Payments. As consideration for the
assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount equal to $_________.1
It is understood that any facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing with respect to the Assigned Amount from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     SECTION 4.  Taxes. [The Assignee agrees (to the
extent it is permitted to do so under the laws and any applicable double taxation treaties of the United
States, the jurisdiction of such Assignee's incorporation, and the jurisdictions in which such Assignee's Domestic Lending Office and Euro-Dollar
Lending Office are located) to execute and deliver to the Administrative Agent for delivery to the Borrower at the times and for the periods required pursuant to
Section 2.15 of the Credit Agreement, two accurate and complete original signed copies of Form 1001 or Form
4224 (or any successor form), appropriately completed and claiming complete exemption from withholding and deduction of United States Taxes. Attached hereto are two accurate and complete original signed copies of Form 1001 with respect to each three-year calendar period, any portion of which falls within the Revolving
Credit Period, dated as of the date hereof, or two accurate and complete signed copies of Form 4224 with respect to each tax year of the Assignee, any portion of which falls within the Revolving Credit Period, dated as of the date hereof, as applicable. The
Assignee hereby represents and warrants to the Borrower and the Administrative Agent that on the date hereof it is permitted to take the actions described in this
Section 4 under the laws and any applicable double taxation treaties of the jurisdictions specified above.]2 [The Assignee represents to the Borrower and the Administrative Agent that it is not a Non-U.S.
Bank.]3

     SECTION 5.  Consent of the Borrower and the
Administrative Agent. This Agreement is conditioned upon the consent of the Borrower and the Administrative
Agent pursuant to Section 9.06(c) of the Credit
Agreement. The execution of this Agreement by the Borrower and the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

     SECTION 6.  Non-Reliance on Assignor. The Assignor
makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit
Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

     SECTION 7.  Governing Law. This Agreement shall be
governed by and construed in accordance with the laws of the State of New York.

     SECTION 8.  Counterparts. This Agreement may be
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                              [ASSIGNOR]

                              By:
                                Title:


                              [ASSIGNEE]


                              By:
                                Title:


                              SEARS ROEBUCK ACCEPTANCE
                                CORP.


                              By:
                                Title:



                              THE CHASE MANHATTAN BANK,
                                as Administrative Agent


                              By:
                                Title:
                                              EXHIBIT J


               TERMS OF SUBORDINATION1


     Section 1.  Subordination to Superior Debt. The
Borrower and the lender of the SRAC Subordinated Debt
(the "Lender") agree for the benefit of the holders of the Superior Debt that the SRAC Subordinated Debt shall, to the extent hereinafter set forth, be subordinate and junior in right of payment to all Superior Debt of the Borrower.

     Section 2.  Borrower Not to Make Payments
hereunder in Certain Circumstances. (a) Upon the maturity of all or any part of the Superior Debt by lapse of time, acceleration or otherwise, such Superior
Debt shall first be paid in full, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of such Superior Debt, before any payment by the Borrower or any Subsidiary is made on account of the principal of or premium, if any, or interest on the notes issued hereunder (the "SRAC
Subordinated Notes") or to acquire any of the SRAC
Subordinated Notes or on account of any sinking fund for the SRAC Subordinated Notes.

     (b) In the event and during the continuation of any Event of Default or any event or condition that, with the giving of notice or the lapse of time or both, would become an Event of Default (as such term is defined in the Credit Agreement, provided that any such event or condition that would become an Event of Default only upon both the giving of notice of such event or condition by the Administrative Agent to the Borrower and the lapse of time shall constitute such an event or condition for purposes of this Agreement only if the Administrative Agent shall have given such notice to the Borrower) with respect to any Superior
Debt (each such Event of Default or any such event or condition that, with the giving of notice or the lapse of time, or both, being referred to in this Agreement as a "Superior Debt Default"), (i) no payment shall be made by the Borrower or any Subsidiary on or with respect to the principal of, or, premium, if any, or interest on, the SRAC Subordinated Notes or to acquire any SRAC Subordinated Notes or on account of any sinking fund for the SRAC Subordinated Notes unless and until such Superior Debt Default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Superior Debt Default would exist and (ii) no holder of SRAC Subordinated Notes shall demand, accept or receive, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any SRAC Subordinated Notes, notwithstanding the terms of the SRAC Subordinated Notes or of any agreement or instrument which governs the SRAC Subordinated Notes, and no such payment shall be due.

     (c) Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Borrower under, the Superior Debt shall have been paid in full, no holder of SRAC Subordinated Notes will commence or maintain any action, suit or any other legal or equitable proceeding against the Borrower, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Superior Debt shall also join in bringing such proceeding, provided that this Section 2(c) shall not prohibit a holder of SRAC Subordinated Notes from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

     Section 3.  SRAC Subordinated Notes Subordinated
to Prior Payment of all Superior Debt on Dissolution,
Liquidation or Reorganization of Borrower. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Borrower or to its creditors, in their capacity as creditors of the Borrower, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower, whether or not involving insolvency or bankruptcy, then:

     (a) the holders of all Superior Debt shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings) before the holders of the SRAC Subordinated Notes are entitled to receive any payment on account of the principal of, premium, if any, or interest on the SRAC Subordinated Notes; and

     (b)  all SRAC Subordinated Notes shall forthwith
(notwithstanding the terms of Section 2) become due and payable and any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities to which the holders of the SRAC
Subordinated Notes would be entitled, but for the provisions of these Terms of Subordination, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Administrative Agent or any other representative on behalf of the holders of Superior Debt, to the extent necessary to make payment in full of all principal, premium, if any, interest and all other amounts payable on all Superior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Superior Debt.

     Section 4.  Rights of Holders of Superior Debt;
Subrogation. (a) Should any payment or distribution or security or the proceeds of any thereof be collected or received by any holder of SRAC Subordinated Notes in respect of the SRAC Subordinated Notes, and such collection or receipt is prohibited hereunder prior to the payment in full of the Superior Debt, such holder will forthwith deliver the same to the Administrative
Agent for the equal and ratable benefit of the holders of the Superior Debt in precisely the form received
(except for the endorsement or the assignment of or by such holder where necessary) for application to payment of all Superior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Superior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of the Superior Debt.

     (b) All payments and distributions received by the Administrative Agent in respect of the SRAC
Subordinated Notes, to the extent received in or converted into cash, may be applied by the Administrative Agent first to the payment of any and all reasonable out-of-pocket expenses (including attorney's fees and legal expenses) paid or incurred by the Administrative Agent or such representative in enforcing the provisions hereof or in endeavoring to collect or realize upon the SRAC Subordinated Notes or any security therefor, and any balance thereof shall, solely as between any holder of the SRAC Subordinated
Notes, on the one hand, and the holders of the Superior
Debt, on the other hand, be applied by the Administrative Agent in such order of application as the Administrative Agent may from time to time select, toward the payment of the Superior Debt remaining unpaid.

     (c) No holder of SRAC Subordinated Notes shall be subrogated to the rights of the holders of the Superior
Debt to receive payments or distributions of assets of the Borrower until all amounts payable with respect to the Superior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Superior Debt of any cash, property or securities to which any holder of SRAC Subordinated Notes would be entitled except for these provisions shall, as between the Borrower, its creditors other than the holders of the Superior Debt, and such holders of SRAC Subordinated Notes, be deemed to be a payment by the Borrower to or on account of the Superior Debt. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of holders of SRAC Subordinated Notes, on the one hand, and the holders of the Superior Debt, on the other hand.

     (d)  Subject to the payment in full of all
Superior Debt, the holders of the SRAC Subordinated
Notes shall be subrogated (equally and ratably with the holders of all subordinated indebtedness of the Borrower which, by its terms, is not superior in right of payment to the SRAC Subordinated Notes, and ranks on a parity with the SRAC Subordinated Notes) to the rights of the holders of Superior Debt to receive payments or distributions of cash, property or securities of the Borrower applicable to the Superior
Debt until all amounts owing on the SRAC Subordinated
Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the SRAC Subordinated Notes of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Superior Debt shall, as between the Borrower, its creditors other than the holders of Superior Debt and the holders of the SRAC
Subordinated Notes, be deemed to be a payment to or on account of the SRAC Subordinated Notes. The holders of SRAC Subordinated Notes agree that, in the event that all or any part of any payment made on account of the Superior Debt is recovered from the holders of Superior
Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the holders of SRAC Subordinated Notes on account of the SRAC Subordinated Notes at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Section 4(d) or otherwise, shall be deemed to have been received by such holders of SRAC Subordinated Notes in trust as the property of the holders of the Superior Debt and such holders shall forthwith deliver the same to the Administrative Agent for the equal and ratable benefit of the holders of the Superior Debt for application to payment of all Superior Debt in full.

     Section 5.  Renewals, Extensions and Increases of
Superior Debt. Each holder of SRAC Subordinated Notes by his acceptance thereof thereby waives any and all notice of renewal, extension, accrual or increase in the amount of any of the Superior Debt, present or future, and agrees and consents that without notice to or assent by any holder or holders of the SRAC
Subordinated Notes:

          (i) the obligation and liabilities of the Borrower or any other party or parties for or upon the Superior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

          (ii) the Administrative Agent or any other representative acting on behalf of the holders of the Superior Debt and the holders of the Superior
     Debt may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Superior Debt;
     and

          (iii) any balance or balances of funds with any holders of the Superior Debt at any time standing to the credit of the Borrower may, from time to time, in whole or in part, be surrendered or released;

all as the Administrative Agent or any other representative or representatives acting on behalf of the holders of the Superior Debt and the holders of the Superior Debt may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the SRAC Subordinated
Notes to the Superior Debt provided for herein.

     Section 6.  Obligation of Borrower Unconditional.
Nothing contained in these Terms of Subordination or in the SRAC Subordinated Notes is intended to or shall impair, as between the Borrower, its creditors other than the holders of the Superior Debt, and the holders of the SRAC Subordinated Notes, the obligation of the Borrower, which is absolute and unconditional, to pay to the holders of the SRAC Subordinated Notes the principal of, premium, if any, and interest on the SRAC
Subordinated Notes, as and when the same shall become due and payable (except as provided in Section 2), by lapse of time, acceleration or otherwise, in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the SRAC Subordinated
Notes and other creditors of the Borrower other than the holders of the Superior Debt, nor shall anything herein or therein prevent the trustee or the holder of any SRAC Subordinated Notes (i) from taking all appropriate actions to preserve its rights under the SRAC Subordinated Notes not inconsistent with the rights of the holders of the Superior Debt under these Terms of Subordination, or (ii) from exercising all remedies otherwise permitted by applicable law upon default under the SRAC Subordinated Notes, subject to the rights, if any, of the holders of the Superior Debt under Section 2 of these Terms of Subordination and in respect of cash, property or securities of the Borrower otherwise payable or delivered to such holders of SRAC
Subordinated Notes upon the exercise of any such remedy.

     Section 7.  Miscellaneous. Each holder of SRAC
Subordinated Notes by its acceptance thereof thereby acknowledges and agrees that the holders of the Superior Debt have relied upon and will continue to rely upon the subordination provided for herein in entering into the agreements relating to Superior Debt and in extending credit to the Borrower pursuant thereto.

     (b) No present or future holder of Superior Debt shall be prejudiced in his right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Borrower or any holder of the SRAC Subordinated
Notes. The subordination provisions contained herein are for the benefit of the holders of the Superior Debt from time to time and, so long as Superior Debt is outstanding under any agreement, may not be rescinded, cancelled or modified in any way without the prior written consent thereto of all holders of Superior
Debt.

     (c) The subordination provisions hereof shall be binding upon any holder of the SRAC Subordinated Notes and upon the heirs, legal representatives, successors and assigns of any holder of the SRAC Subordinated
Notes; and, to the extent that any holder of the SRAC
Subordinated Notes is either a partnership or a corporation, all references herein to any holder of the SRAC Subordinated Notes shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation.

     (d)  These Terms of Subordination shall be
construed in accordance with and governed by the laws of the State of New York.


_______________________________
1PREFERENCE 1

ArticleNumber=1
SectionNumber=1.0
ParagraphNumber=(a)
Sub1=(i)
Sub2=(A)
Sub3=(1)
Sub4=<none>
Sub5=<none>
     1   Deliver no later than 11:00 A.M. (New York
City time) on (x) the day of a Base Rate Borrowing, (y) the second Domestic Business Day before a CD Borrowing and (z) the third Euro-Dollar Business Day before a Euro-Dollar Borrowing.

     2   Must be aggregate principal amount of
$25,000,000 or any larger multiple of $5,000,000 (or the aggregate amount available in accordance with
Section 3.02(b) of the Credit Agreement, if less).

     3   Applicable only in the case of a Fixed Rate
Borrowing. For CD Rate Loans, insert "30 days," "60 days," "90 days" or "180 days" (subject to the definition of Interest Period). For Euro-Dollar Loans, insert "one month," "two months," "three months" or "six months" (subject to the definition of Interest
Period).

     1    May apply to a portion of the aggregate
principal amount of the relevant Group of Loans;
provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000.

     2    Applicable only in the case of a Fixed Rate
Borrowing.  For CD Loans, insert "30 days," "60 days,"
"90 days" or "180 days."  For Euro-Dollar Loans, insert
"one month," "two months," "three months" or "six months." The Interest Period, however, may be changed by agreement of the parties (see "Interest Period" in Section 1.01 of the Credit Agreement).

     1   Amount must be $25,000,000 or a larger
multiple of $5,000,000 (or an amount equal to the aggregate amount available in accordance with Section
3.02(b), if less than $25,000,000).

     2   Not less than one month (LIBOR Auction) or not
less than 30 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

1   Amount should combine principal together with
accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any up-front fee to be paid by the Assignor to the Assignee.
It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

     2  Use if such Assignee is a Non-U.S. Bank.

     3  Use if such Assignee is not a Non-U.S. Bank.

1    These Terms of Subordination refer to the
Credit Agreement (the "Credit Agreement") dated as of
November 30, 1998 among Sears Roebuck Acceptance Corp., the Banks parties thereto, the Syndication Agent and Co-
Documentation Agents referred to therein and The Chase
Manhattan Bank, as Administrative Agent. Capitalized terms used but not defined herein are used herein as defined in the Credit Agreement.